INDEPENDENT CONTRACTOR AGREEMENT

Amendment No. 4

Contractor/ Consultant:	Ivan Ivankovich
Term:	The Term of services provided in the Agreement dated September 1, 2006, and modified on December 31, 2006, March 31, 2007 and September 30, 2007 shall be extended to January 31, 2008.
Description of Project:	Consulting Services relating to Financial Management and Reporting
Services to be provided:	Consultant shall be responsible for the following tasks: • **Manage day to day accounting** • **Manage Public reporting process with Company's counsel and auditors** • **Prepare and maintain running financial forecast** • **Occasional meetings with investors** These tasks can be amended from time to time based on the needs of the company. The total time estimated to complete the above tasks is approximates 20 hours per week.
Rate of Compensation:	- Beginning on the Effective Date thru January 31, 2008, the Company shall pay Contractor a monthly fee of $12,000. - Payments of Compensation will be made to Consultant bimonthly upon the completion of each semi-monthly period at a rate of $6,000.00 per semi-monthly period. - Consultant shall be granted 40,000 options to purchase shares of the Company's stock with monthly vesting of 10,000 options per month commencing on October 1, 2007 and full vesting to occur on the termination of this agreement, January 31, 2008.
Expenses:	Company agrees to pay reasonably related expenses incurred by Contractor in the course of providing the Services to Company including costs of travel. (1) All expenses shall be subject to Company pre-approval. (2) All expense invoices will be paid by Company within 14 days of receipt of such invoices.
Manager:	Gary Guseinov

Amendment Approved by Company: ________________ Date: __________

Work Order Accepted by Consultant: [signature] Date: 10-22-07